Exhibit 10.44

PHARMERICA CORPORATION

SUMMARY OF

2011 LONG-TERM INCENTIVE PROGRAM

2011 Long-Term Incentive Program

On March 25, 2011, the Board of Directors of PharMerica Corporation (the “Corporation”), upon recommendation of the Compensation Committee, adopted the 2011 Long-Term Incentive Program (the “LTIP”) under the PharMerica Corporation 2007 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), to provide non-qualified stock options, restricted stock units, and performance share unit awards to the Corporation’s executives and certain other officers and employees based on pre-established performance objectives and goals. The LTIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn equity-based awards upon the achievement of certain pre-established long-term performance objectives. The LTIP also is designed to drive consistent growth of the Corporation over a multiple-year performance period.

Performance Cycle. LTIP performance cycle begins on January 1, 2011 and ends on December 31, 2013.

Award Targets. The amount of the awards under the LTIP are based on individual participant bonus targets and company performance criteria. Individual participant bonus targets are established by the Compensation Committee for each participant based upon the Compensation Committee’s determination of the appropriate bonus target amounts that will enable the Corporation to remain competitive and retain and recruit top employees.

The Compensation Committee established the bonus targets under the LTIP for the Corporation’s principal executive officer, principal financial officer, and other fiscal 2010 Named Executive Officers as follows:

Executive	Title	Bonus Target
Gregory S. Weishar	Chief Executive Officer	250% of base salary

Michael J. Culotta	Executive Vice President & Chief Financial Officer	175% of base salary

William Monast	Executive Vice President of Sales and Client Management	160% of base salary

Robert McKay	Senior Vice President of Purchasing and Trade Relations	130% of base salary

Thomas Caneris	Senior Vice President, General Counsel and Secretary	140% of base salary

The Compensation Committee established the 2011 LTIP awards for the fiscal 2010 Named Executive Officers in the following amounts as a percentage of the bonus target: 35% stock options, 35% restricted stock units, and 30% performance share units.

On March 25, 2011, the Board of Directors, upon recommendation of the Compensation Committee, awarded stock options under the LTIP for the Corporation’s principal executive officer, principal financial officer, and other fiscal 2010 Named Executive Officers as follows:

Executive	Title	Stock Options (35% of Bonus Target)
Gregory S. Weishar	Chief Executive Officer	182,801

Michael J. Culotta	Executive Vice President & Chief Financial Officer	72,178

William Monast	Executive Vice President of Sales and Client Management	55,141

Robert McKay	Senior Vice President of Purchasing and Trade Relations	32,729

Thomas Caneris	Senior Vice President, General Counsel and Secretary	38,352

On March 25, 2011, the Board of Directors, upon recommendation of the Compensation Committee, awarded restricted stock units under the LTIP for the Corporation’s principal executive officer, principal financial officer, and other fiscal 2010 Named Executive Officers as follows:

Executive	Title	Restricted Stock Units (35% of Bonus Target)
Gregory S. Weishar	Chief Executive Officer	60,540

Michael J. Culotta	Executive Vice President & Chief Financial Officer	23,904

William Monast	Executive Vice President of Sales and Client Management	18,262

Robert McKay	Senior Vice President of Purchasing and Trade Relations	10,839

Thomas Caneris	Senior Vice President, General Counsel and Secretary	12,701

Performance Criteria. The LTIP performance criteria are tied to company performance. Company performance will be measured for purposes of the LTIP by comparing the Corporation’s adjusted annual earnings before interest, taxes, integration, merger and acquisition related costs and other related charges, depreciation and amortization expense, impairment charges of intangibles, and other accounting principle changes (“Adjusted EBITDA”) at the end of the performance cycle to a target end-of-performance cycle Adjusted EBITDA set by the Compensation Committee and by comparing the Corporation’s adjusted diluted earnings per share (“Adjusted Diluted EPS”) at the end of the performance cycle to a target end-of-performance cycle Adjusted Diluted EPS set by the Compensation Committee. With respect to the Chief Executive Officer and Executive Vice Presidents the Adjusted EBITDA target accounts for 85% of their respective performance target and the remaining 15% is determined by achievement of a target measure of Adjusted Diluted EPS. For all other Named Executive Officers, a target Adjusted EBITDA amount accounts for 100% of the performance target.

Award Payouts. Award payouts for the performance share units are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle based on the performance target, excluding the Adjusted Diluted EPS component, shall be determined according to the following schedule; however the actual LTIP award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Level	Payout Level
< 82.0% of Performance Target	0.0% of Award Target

82.0% of Performance Target	30.0% of Award Target

90.0% of Performance Target	61.1% of Award Target

100.0% of Performance Target	100.0% of Award Target

110.0% of Performance Target	137.5% of Award Target

120.0% of Performance Target	175.0% of Award Target

> 120.0% of Performance Target	175.0% of Award Target

Generally, the percentage of the award earned at the end of the performance cycle based on the based on the percentage of the Adjusted Diluted EPS performance target achieved shall be determined according to the following schedule; however the actual LTIP award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Level	Payout Level
< 93.6% of Performance Target	0.0% of Award Target

93.6% of Performance Target	30.0% of Award Target

96.8% of Performance Target	65.0% of Award Target

100.0% of Performance Target	100.0% of Award Target

102.6% of Performance Target	130.0% of Award Target

104.5% of Performance Target	152.5% of Award Target

106.4% of Performance Target	175.0% of Award Target

> 106.4% of Performance Target	175.0% of Award Target

Award Agreements. Awards of stock options, restricted stock units, and performance share units are made under the LTIP pursuant to award agreements with each recipient on the terms described herein.

Payment of Awards. Performance share unit awards will be distributed on a specific date by which the Compensation Committee reasonably expects it will be able to determine whether and the extent that the performance target applicable to such award was met. The Corporation will make the distribution of the performance share unit awards to participants as soon as administratively practicable following the date of the award determination, but no later than March 15, 2014.

Vesting and Forfeiture. Recipients of LTIP awards generally must remain continuously employed full-time by the Corporation until the date designated for payout under the applicable award agreement for the LTIP period. Exceptions may be provided for termination of employment by reason of death, disability, retirement and change in control. The stock options will vest in four equal annual installments beginning on first anniversary of grant date and have a 7-year maximum term. The restricted stock units will generally vest in three equal annual installments beginning on the first anniversary of the grant date.

Other Terms & Provisions. Participants are not permitted to transfer LTIP awards, except by will or the laws of descent and distribution. The Corporation is entitled to withhold from any payments of awards under the LTIP or the Omnibus Plan any and all amounts required to be withheld for federal, state and local withholding taxes. The Compensation Committee has the discretion to change terms and conditions of LTIP awards as it deems necessary to ensure that the LTIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code. In addition to the above conditions, payment of any incentive award is contingent upon the participant executing a written agreement to protect company assets.